Exhibit 4.5

TWELFTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

To Each of the Banks Signatory Hereto

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Revolving Credit Agreement dated as of June 30, 1997, as amended (the “Credit Agreement”), between the undersigned, World Acceptance Corporation, a South Carolina corporation, the Banks party thereto, and Harris Trust and Savings Bank, as Agent for the Banks. All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

The Borrower has requested that Sections 8.9 and 8.15 of the Credit Agreement be amended to permit the Borrower and one or more of its Subsidiaries to have a letter of credit issued for their account in an amount not exceeding $10,000,000 and expiring no later than 12 months from the issuance thereof; and the Banks have agreed to do so under the terms and conditions set forth in this agreement (herein, the “Amendment”).

SECTION 1.	AMENDMENTS.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

1.1. Sections 8.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 8.9. Permitted Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, issue, assume or permit to exist any Indebtedness for Borrowed Money other than:

(a) the Notes issued hereunder, and the Subsidiary Guaranty Agreement relating thereto;

(b) Subordinated Debt;

(c) debt incurred in connection with permitted Fixed Asset Financing;

(d) debt arising in connection with a letter of credit to be issued by Harris Trust and Savings Bank, in its individual capacity and not as Agent or as a Bank hereunder, for the account of the Borrower and one or more of its Subsidiaries in an amount not exceeding $10,000,000 (as reduced from time to time in accordance with its terms) and having an expiration date not longer than 12 months from the date of issuance to secure obligations of the Borrower and its Subsidiaries owing to the Assurant Group/Assurant Solutions or its affiliates arising as a result of the Borrower terminating its current business arrangements with Assurant Group/Assurant Solutions or its affiliates;

(e) unsecured Indebtedness for Borrowed Money owing between the Borrower and its Restricted Subsidiaries in the ordinary course of business, provided that the aggregate amount of Indebtedness for Borrowed Money at any one time owing either by or to the Insurance Subsidiary shall not exceed $1,000,000; and

(f) other unsecured Indebtedness for Borrowed Money to any Person (other than to the Borrower or another Restricted Subsidiary) in an aggregate amount for the Borrower and all Restricted Subsidiaries not exceeding $1,000,000 at any time outstanding.

1.2. Section 8.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 8.15. Guaranties. The Borrower will not and will not permit any Restricted Subsidiary to become or be liable in respect of any Guaranty except: (i) Guaranties of the Borrower which are limited in amount to a stated maximum dollar exposure and are permitted under Section 8.10, (ii) the Subsidiary Guaranty Agreement, and (iii) the obligations of the Borrower and its Restricted Subsidiaries as co-applicants on the application for the letter of credit referred to in Section 8.9(d) above.

SECTION 2.	CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1. The Borrower, the Required Banks, and the Agent shall have executed and delivered this Amendment.

2.2. The Restricted Subsidiaries parties to the Subsidiary Guaranty Agreement shall have executed and delivered to the Agent their consent to this Amendment in the form set forth below.

2.3. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.

SECTION 3.	REPRESENTATIONS.

In order to induce the Banks to execute and deliver this Amendment, the Borrower hereby represents to the Agent and the Banks that, as of the date hereof, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 6.6 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Banks) and the Borrower is in full compliance with all of the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 4.	MISCELLANEOUS.

4.1. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.2. The Borrower heretofore executed and delivered, among other things, the Company Security Agreement and hereby acknowledges and agrees that the security interests and liens created and provided for therein continue to secure the payment and performance of the Obligations of the Borrower under the Credit Agreement as amended hereby entitled to all of the benefits and privileges set forth therein.

4.3. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Agent.

4.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois (without regard to principles of conflicts of laws).

[SIGNATURE PAGES TO FOLLOW]

This Twelfth Amendment to Amended and Restated Credit Agreement is dated as of December             , 2004.

WORLD ACCEPTANCE CORPORATION

By
Name
Title

Accepted and agreed to as of the date and year last above written.

HARRIS TRUST AND SAVINGS BANK, individually and as Agent

By
Name
Title

BANK ONE, NA, individually and as Co-Agent

By
Name
Title

LASALLE BANK NATIONAL ASSOCIATION

By
Name
Title

HIBERNIA NATIONAL BANK

By
Name
Title

WELLS FARGO FINANCIAL PREFERRED CAPITAL, INC.

By
Name
Title

CAROLINA FIRST BANK

By
Name
Title